Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-53180) of Symmetricom, Inc., of our report dated May 12, 2004, relating to the financial statements and schedules of the Symmetricom Tax Deferred Savings Plan included in this Annual Report on Form 11-K.

/s/ Mohler, Nixon & Williams

MOHLER, NIXON & WILLIAMS

Accountancy Corporation

Campbell, California

June 25, 2004